UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement.
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐ Definitive Proxy Statement.
☑ Definitive Additional Materials.
☐ Soliciting Material Pursuant to § 240.14a-12.

Consolidated-Tomoka Land Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On May 4, 2009, Consolidated-Tomoka Land Co. issued the following press release:

CONSOLIDATED-TOMOKA LAND CO.
PRESS RELEASE
For Immediate Release

Date:	May 4, 2009
Contact:	Bruce W. Teeters, Sr. Vice President
Phone:	(386) 274-2202
Facsimile:	(386) 274-1223

Glass Lewis Endorses Consolidated Tomoka Director Nominees

Leading Proxy Advisory Firm Recommends Voting the WHITE Card for Directors

DAYTONA BEACH (May 4, 2009) – Consolidated-Tomoka Land Co. (NYSE AMEX-CTO) announced today that Glass Lewis & Co., an independent proxy advisory firm, has endorsed all six of Consolidated Tomoka’s Board’s director nominees and recommends voting on the WHITE Proxy Card for election of the Company’s slate of directors at the 2009 Annual Meeting of Shareholders.  The Glass Lewis endorsement follows the endorsements of RiskMetrics Group (formerly ISS) and PROXY Governance, INC., who previously provided their unanimous support for the Board’s nominees, who are being challenged by a slate of directors nominated by Wintergreen Advisers, LLC.

William H. McMunn, CEO of Consolidated Tomoka stated, “We believe the endorsement of all three major proxy advisory firms is a testament to the quality of our nominees and the job they have done in helping lead the Company and deliver shareholder value during these unprecedented times.  The Company has a clear and well-articulated strategy that has been working, and we remain committed to increasing value for all shareholders.”

In its report Glass Lewis cited several specific reasons for supporting the Company’s director nominees over the candidates nominated by Wintergreen Advisers, including:

•	“The Dissident’s pro forma representation on the board (5/11 seats or 45.5%) would be substantially misaligned with the Dissident’s equity ownership…”
•
“The Dissident raises questions about the sustainability of the board’s current strategy, but fails to outline specific performance concerns or metrics in which the Company is materially underperforming”

•	“The Dissident offers no substantive plan…”
•	“The nominees proposed by the Dissident lack, in our view, relevant operating experience that is likely to materially benefit shareholders”

If you have any questions or need help voting your shares please contact our proxy solicitor:

THE ALTMAN GROUP 1200 Wall Street West

Lyndhurst, NJ 07071

Shareholders Call Toll Free: (866) 620-1450

Banks and Brokerage Firms Call Collect: (201) 806-7300

Consolidated-Tomoka Land Co. is a Florida-based company primarily engaged in converting Company owned agricultural lands into a portfolio of net lease income properties strategically located in the Southeast, maximizing shareholder value through the efficient utilization of 1031 tax-deferred exchanges.  The Company has low long-term debt and generates over $9 million in annual before tax cash flow from its real estate portfolio.  The Company also engages in selective self-development of targeted income properties. The Company’s adopted strategy is designed to provide the financial strength and cash flow to weather difficult real estate cycles.  Visit our website at www.ctlc.com.